Exhibit 99.1

                 Ameron Reports First Quarter Results

    PASADENA, Calif.--(BUSINESS WIRE)--March 24, 2004--Ameron International Corporation (NYSE:AMN) today reported a loss of $.34 per diluted share on sales of $129.7 million for the first quarter ended February 29, 2004. Ameron earned $.27 per diluted share on sales of $130.6 million in the first quarter of 2003.
    The Fiberglass-Composite Pipe Group had higher profits in the first quarter, compared to the same period in 2003. All other consolidated groups had lower profits. Income from joint-venture companies improved in 2004, as TAMCO, Ameron's 50%-owned steel mill in California, benefited from rising prices for steel rebar.
    "While the first quarter is always Ameron's slowest, the first quarter of 2004 was especially difficult," commented James S. Marlen, Ameron's Chairman, President and Chief Executive Officer. "Ameron's first-quarter results were caused primarily by bad weather and the impact of labor strikes on two of Ameron's business segments."
    The Fiberglass-Composite Pipe Group had higher sales and higher segment income. The favorable momentum of last year continued into the first quarter of 2004, as the Group benefited from strong demand, lower costs and continued efficient plant utilization. Operations in the U.S. and Europe improved on demand for industrial and onshore oilfield piping, while Asian operations declined due to the timing of customer requirements. The outlook for the Fiberglass-Composite Pipe Group continues to be favorable and improving.
    The Water Transmission Group incurred a slight loss during the first quarter. The Group's operations were impacted by strikes at two plants in Southern California. The Company previously announced the strikes, which began in early February. An agreement was reached with workers at one plant, and negotiations continue at the second plant. The market for concrete and steel-pressure pipe in the western U.S. remains soft. Even though the business may be able to make up much of the revenue lost in the first quarter due to the strikes, full-year results may be below the unusually high levels of the last several years. Longer term, the outlook remains positive.
    The Performance Coatings & Finishes Group also had a loss in the first quarter on higher sales, compared to the first quarter of 2003. Sales increased due to the strength of foreign currencies relative to the U.S. dollar. Weather lowered sales in the U.S. Profits declined as the weak dollar lowered margins on sales by European operations into dollar-based markets in the Middle East, Eastern Europe and Russia, and manufacturing costs increased in the U.S. The outlook for the Performance Coatings & Finishes Group remains positive.
    The Infrastructure Products Group had lower sales and segment income in the first quarter due to an ongoing strike in Hawaii. Early in the quarter, unseasonably wet weather severely hampered Hawaiian operations; and, in early February, as previously reported, workers struck most of Ameron's aggregate and ready-mix concrete operations on Oahu. Negotiations with the union continue. Pole Products' sales and profits improved as housing construction remained robust throughout the U.S.
    James Marlen stated, "While several factors resulted in the first-quarter loss, business conditions are generally positive. The Fiberglass-Composite Pipe Group should continue to perform very well, offsetting the slowdown by the Water Transmission Group. The Performance Coatings & Finishes Group has identified numerous opportunities, and, as economic conditions improve, this Group should also improve. The Infrastructure Products Group continues to enjoy strong demand. Lastly, TAMCO should benefit from tight supplies of steel and significantly higher prices. All in all, we have a challenging year ahead, but we expect solid operational performance."
    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia, Kuwait and Egypt.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.


                   Ameron International Corporation
              Condensed Consolidated Statements of Income
                Three Months Ended February 29 and 28,
                 (In thousands, except per share data)
                              (Unaudited)

                                                      2004       2003
                                                  ---------  ---------
Sales                                            $ 129,668  $ 130,621
Cost of Sales                                      (99,729)   (97,956)
                                                  ---------  ---------
Gross Profit                                        29,939     32,665
Selling, General and Administrative Expenses       (33,316)   (28,569)
Royalties, Joint-Venture and Other Income            1,100        668
                                                  ---------  ---------
(Loss)/Income before Interest and Income Taxes      (2,277)     4,764

Interest Expense, Net                               (1,771)    (1,469)
                                                  ---------  ---------
(Loss)/Income before Income Taxes                   (4,048)     3,295
Provision for Income Taxes                           1,295     (1,120)
                                                  ---------  ---------
Net (Loss)/Income                                $  (2,753) $   2,175
                                                  =========  =========

Net (Loss)/Income Per Diluted Share              $    (.34) $     .27
                                                  =========  =========

Cash Dividends Paid Per Share                    $     .20  $     .16
                                                  =========  =========


                   Ameron International Corporation
            Condensed Consolidated Statements of Cash Flows
                Three Months Ended February 29 and 28,
                            (In thousands)
                              (Unaudited)

                                                        2004     2003
                                                      -------  -------
Operating Activities
  Net (Loss)/Income                                  $(2,753) $ 2,175
  Adjustments to Reconcile Net (Loss)/Income
    to Net Cash Provided by Operations                 5,520    5,069
  Changes in Operating Assets
    and Liabilities                                    3,910    5,611
                                                      -------  -------
Net Cash Provided by Operations                        6,677   12,855

Investing Activities
  Proceeds from Sale of Assets                           119      228
  Additions to Property, Plant and Equipment          (3,034)  (3,902)
                                                      -------  -------
Net Cash Used in Investing Activities                 (2,915)  (3,674)

Financing Activities
  Short and Long-Term Borrowings, Net                  2,216   (4,430)
  Debt Issuance Costs                                      -   (1,468)
  Dividends on Common Stock                           (1,643)  (1,264)
  Issuance of Common Stock                                 -      147
  Change in Treasury Stock                              (251)      27
                                                      -------  -------
Net Cash Provided by/(Used in) Financing Activities      322   (6,988)

Effect of Exchange Rate Changes on
  Cash and Cash Equivalents                              397      350
                                                      -------  -------
Net Change in Cash and Cash Equivalents              $ 4,481  $ 2,543
                                                      =======  =======


                   Ameron International Corporation
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                             February 29, November 30,
                                                2004         2003
                                              (Unaudited)
                                             ------------ ------------
ASSETS
Current Assets
  Cash and Cash Equivalents                  $    24,871  $    20,390
  Receivables, Net                               140,931      155,629
  Inventories                                     92,446       91,371
  Other Current Assets                            29,928       28,123
                                              -----------  -----------
    Total Current Assets                         288,176      295,513
Investments in Joint Ventures
  Equity Method                                   13,371       13,064
  Cost Method                                      5,479        5,479
Property, Plant and Equipment, Net               151,155      150,586
Goodwill and Intangible Assets                    13,827       13,526
Other Assets                                      55,789       55,324
                                              -----------  -----------
  Total Assets                               $   527,797  $   533,492
                                              ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-Term Borrowings                      $       175  $         -
  Current Portion of Long-Term Debt                8,333        8,333
  Trade Payables                                  45,073       47,512
  Accrued Liabilities                             48,320       53,091
  Income Taxes Payable                             4,749        9,568
                                              -----------  -----------
    Total Current Liabilities                    106,650      118,504
Long-Term Debt, Less Current Portion              88,272       86,044
Other Long-Term Liabilities                       74,959       72,832
                                              -----------  -----------
  Total Liabilities                              269,881      277,380
Stockholders' Equity
  Common Stock                                    27,186       27,186
  Additional Paid-In Capital                      17,085       16,443
  Unearned Restricted Stock                       (1,310)      (1,481)
  Retained Earnings                              289,859      294,255
  Accumulated Other Comprehensive Loss           (26,130)     (31,768)
  Treasury Stock                                 (48,774)     (48,523)
                                              -----------  -----------
    Total Stockholders' Equity                   257,916      256,112
                                              -----------  -----------
  Total Liabilities and Stockholders' Equity $   527,797  $   533,492
                                              ===========  ===========


    CONTACT: Ameron International Corporation
             James S. Marlen/Gary Wagner, 626-683-4000